Code of Ethics Procedures

The Adviser’s procedures relating to its Code of Ethics consist of (1) the statement of policy, (2) identification of the person(s) responsible for implementing this policy, and (3) the procedures adopted by the Adviser to implement the policy.

1.         Statement of Policy

Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Company Act require the Adviser to establish, maintain and enforce a written code of ethics.  In addition, Rules 204A-1 and 17j-1 require the Adviser to have written policies and procedures reasonably designed to prevent the Adviser and its associated persons from (i) misusing nonpublic information, in violation of the Advisers Act or the 1934 Act and (ii) engaging in any act which operates as a fraud in connection with the purchase or sale of a “security held or to be acquired” by a Registered Fund.   As a federally registered investment adviser, the Adviser is subject to the requirements of the SEC and other regulatory bodies.  The Adviser is committed to conducting its business in a manner to ensure compliance with all regulations to which it is subject.  As a fiduciary, the Adviser is further committed to fostering an environment where all employees are aware of their responsibilities and obligations, whether imposed by regulation or by the Adviser’s internal guidelines, act with integrity and in an honest and open manner, and at all times act in the best interests and safeguard nonpublic information of the Adviser’s Clients.

The Adviser has adopted a Code of Ethics that it believes is reasonably designed to detect and prevent violations of both the rules of regulatory bodies to which the Adviser is subject and internal guidelines established by the Adviser.  All employees of the Adviser (including partners, officers, temporary employees, independent contractors and other persons providing advice on behalf of the Adviser who are subject to its supervision and control), as well as the directors of the Private Funds (excluding any independent directors), are deemed “Access Persons” by the Adviser and are subject to the Code of Ethics in its entirety.  Certain other persons who qualify as “Advisory Persons” but not Access Persons are subject to a portion of the Code of Ethics.  Those persons typically include individuals (i) who obtain information about investment recommendations made to a Registered Fund and (ii) are either a natural person in a control relationship with the Adviser or a director, officer general partner or employee of a company in a control relationship with the Adviser who receives such information in the course of his or her regular duties.

2.         Who is Responsible For Implementing this Policy?

The Compliance Officer is responsible for implementing, updating and monitoring the Adviser’s Code of Ethics, for obtaining the required acknowledgments, holdings reports and transaction reports, disseminating copies of and educating Access Persons and Advisory Persons as to the particulars of the Code of Ethics, and for overseeing the review of transactions reports and compliance with other aspects of the Code of Ethics.  The Compliance Officer is also responsible for maintaining a copy of the Code of Ethics and amendments thereto, lists of Access Persons and Advisory Persons, acknowledgements, holdings and transaction reports, and documentation relating to review of transactions and violations, in accordance with applicable record keeping requirements and the Adviser’s internal guidelines.  The Compliance Officer can delegate any of his or her responsibilities under this policy to another person.

3.         Procedures to Implement this Policy

The key elements of the procedures for implementing the Code of Ethics are summarized below:

Applicability and Scope of the Code of Ethics

A copy of the Code of Ethics is included in this Manual.  The Code of Ethics applies to all Access Persons and Advisory Persons.  The management of the Adviser firmly believes that it is the responsibility of all such persons to become familiar with and thoroughly comply with the terms of the Code of Ethics.  Every employee at the time of employment and annually thereafter must review and acknowledge that they have read and understand the terms of the Code of Ethics.  Every employee who becomes aware of any violations of the Adviser’s Code of Ethics by themselves or any other person should immediately notify the Compliance Officer.  Such notifications will be treated confidentially upon the request of the employee.  All employees should be aware that they may risk serious sanctions if they violate the terms of the Code of Ethics.

Reports by Access Persons and Advisory Persons.  Employees who have been identified as Access Persons or Advisory Persons must submit the following to the Compliance Officer:

-An Initial Holdings Report within ten days of becoming an employee or Advisory Person.  Such report should be current as of a date no more than 45 days prior to becoming such a person.

-An Annual Holdings Report annually no later than February 15.  Such report should be current as of a date no more than 45 days prior to the date of the report.

-Quarterly Transaction Reports within 30 days of the end of each calendar quarter.1

Preclearance Reports.  Access Persons and Advisory Persons are further required to submit to the Compliance Officer a written request for approval of the purchase or sale of any security by such person (or any member of his or her family or household).  No such transaction may be consummated without the advance written approval of the Compliance Officer.

Copies of the forms of Acknowledgement, Holdings Reports, Quarterly Transaction Reports, and Preclearance Reports are attached to this Manual as Exhibit M.

Administration of the Code of Ethics

The Compliance Officer should implement, monitor, and update the Code of Ethics, as appropriate but at least on an annual basis, which may include, for example, the following:

-Providing a copy of the Code of Ethics, and all amendments, to all employees.

-Ensuring any amendment to the Code of Ethics is approved by the board of each Registered Fund no later than six months after adoption.

-Maintaining a list of, or mechanism for identifying, all Access Persons and Advisory Persons subject to the Adviser’s Code of Ethics.

-Ensuring that every employee submits an Initial Acknowledgment and Certification and that every employee and Advisory Person submits an Initial Holdings Report.

-Ensuring that every employee and Advisory Person submits an Annual Holdings Report that contains an acknowledgment of the Code of Ethics indicating his or her understanding of specific policies and procedures.

-Ensuring that each Access Person and Advisory Person has satisfied the requirement to provide Quarterly Transaction Reports no later than 30 days after the end of each quarter (which may be satisfied by receipt of duplicate statements).

-Overseeing the review of all employee and Advisory Person holdings reports, preclearance requests and transactions reported in duplicate statements.  Such reviews must be appropriately -documented.

Communicating with all employees to ensure they have a thorough understanding of the Code of Ethics and their responsibilities and obligations thereunder, including distributing memorandum or other materials to employees or holding departmental and full company employee meetings as appropriate in the discretion of the Compliance Officer, and being available to respond to questions by employees as to the content of the Code of Ethics.

-Promptly notifying and providing a copy of the Code of Ethics to any individual who becomes an Advisory Person and is not already covered by the Code of Ethics.

-Monitoring key changes in personnel or location, material changes in operations, services or products provided, and material changes in relationships with critical business partners, and updating the Code of Ethics when appropriate on account of such changes.

-Reviewing the adequacy and effectiveness of the Code of Ethics’ implementation.

-If the Compliance Officer determines that a material violation of this Code of Ethics has occurred, the Compliance Officer will promptly report the violation, and any associated action(s), to the Adviser’s senior management. If senior management determines that the material violation may involve a fraudulent, deceptive or manipulative act, the Adviser will report its findings to the Registered Fund’s Board of Directors or Trustees pursuant to Rule 17j-1.

-In the event of a material change to the Code of Ethics, the Compliance Officer shall inform each Registered Fund’s Chief Compliance Officer of such change and ensure that the change is approved by each Registered Fund’s Board no later than six months after the change is adopted.

ClientDisclosure

The Adviser is required to disclose a summary of its Code of Ethics and the Compliance Officer is responsible for including this disclosure in Form ADV Part 2.  In the event of a material change to the Adviser’s Code of Ethics, Form ADV Part 2 should be promptly amended.  See the Registration and Licensing section of this Manual for guidance on the process for amending Form ADV.

The Compliance Officer is also responsible for ensuring the Adviser provides to each Registered Fund’s board of directors, at least annually, a written report:  (i) describing any issues arising under the Code of Ethics since the last report to the board of directors, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations and (ii) certifying that the Adviser has adopted procedures reasonably necessary to prevent employees from violating the Code of Ethics.

MaintainingRecords

The Compliance Officer should maintain the following records:

-A copy of the Adviser’s Code of Ethics and all amendments

-Employee acknowledgments

-Initial and Annual Holdings Reports

-Quarterly Transaction Reports(including duplicate statements)

-A record of any violation of the Code of Ethics, and of any action taken as a result of the violation

-A record of the names of persons who are currently, or within the past seven years were, access persons of the Adviser

-A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by access persons in private placements

-A copy of each report and certification provided to a Registered Fund’s board of directors, as described above

-Documentation relating to the review of holdings reports, quarterly transaction reports, preclearance requests and violations

Standards for Review

The Compliance Officer may consider the following, among other factors, when reviewing Holdings Reports, Quarterly Transaction Reports, brokerage statements, and requests for preclearance:

-Could an individual’s personal holdings present a conflict of interest?

-Could an individual be misappropriating an investment opportunity that should first be offered to a Client?

-Could a portfolio manager be receiving an economic benefit for directing Client business or brokerage?

-Are the individual’s holdings or transactions in compliance with internal guidelines?

-If trading in the same securities as a Client, is the individual receiving favorable terms?

-Do an individual’s trading patterns indicate abuse, such as market timing?

-Do disparities exist between the quality of performance or overall profitability of a portfolio manager’s own account and Client accounts?

-Has a Registered Fund purchased a security (or any related option or convertible security) at the recommendation of the Adviser within 15 days after a preclearance request for that security was granted by the Adviser?

Code of Ethics

This is the Adviser’s Code of Ethics.  In addition to this Code, the Adviser has a Statement Against Insider Trading and Manipulative Practices (the “Insider Trading Policy”), an Outside Business Activities Policy, a Gifts and Entertainment Policy and a Political Activity Compliance Policy.

Things You Need to Know to Use This Code

1.         Capitalized terms have special meanings as used in this Code.  To understand this Code, you need to read the definitions of these terms.  The definitions are set forth in Appendix A at the end of this Code.

2.         This Code applies to all employees of the Adviser.2

3.         This Code has three sections (Parts I-III).  There are also five Reporting Forms, copies of which are available on the Adviser’s shared drive:3

Form A – Initial Acknowledgment and Certification

Form B – Initial Brokerage Account and Holdings Report

Form C – Annual Acknowledgement and Certification, Brokerage Account and Holdings Report

Form D – Quarterly Transaction Report

Form E – Preclearance Request Form

4.         The Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances; however the Adviser expects that waivers will be granted only in rare instances and some provisions of this Code will never be waived.

PART I

A. General Principles

The Adviser is a fiduciary for its investment advisory clients.  Because of this fiduciary relationship, it is generally improper for the Adviser or its employees to use for their own benefit (or the benefit of anyone other than the client) information about the Adviser’s trading or recommendations for client accounts or take advantage of investment opportunities that would otherwise be available for the Adviser’s clients. As a matter of business policy, the Adviser wants to avoid even the appearance that the Adviser, its employees or others receive any improper benefit from information about client trading or accounts, or from our relationships with our clients or with the brokerage community.

The Adviser expects all employees to comply with the spirit of this Code, as well as the specific rules contained in this Code.  The Adviser also expects that all employees will comply with applicable Federal Securities Laws and the Adviser’s Insider Trading Policy. The Code is designed to comply with Rule 17j-1 under the Company Act and Rule 204A-1 under the Investment Advisers Act of 1940.

The Adviser treats violations of this Code (including violations of the spirit of this Code) very seriously.  If you violate either the letter or the spirit of this Code, the Adviser may impose penalties or fines, reduce your compensation, demote you, require disgorgement of trading gains, suspend or terminate your employment, or report you to the proper authorities.

The Adviser permits its employees to engage in personal securities transactions only in compliance with the terms and conditions of this Code.  Improper trading activity can constitute a violation of this Code.  You can also violate this Code by failing to file required reports in a timely manner, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts.  Your conduct can violate this Code even if no clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code or the Adviser’s Insider Trading Policy requires or permits, you should ask the Compliance Officer.  Do not just guess at the answer.

B. Competing with Client Trades

No employee of the Adviser may, directly or indirectly, purchase or sell securities if the person knows, or reasonably should know, that such securities transactions compete in the market with actual or considered securities transactions for a client, or otherwise personally act to injure a client’s securities transactions.

C. Personal Use of Client Trading Knowledge

No employee of the Adviser may use any knowledge about securities purchased or sold by a client or securities being considered for purchase or sale by a client to profit personally, directly or indirectly, by the market effect of such transactions.

D. Disclosure of Client Trading Knowledge

No employee of the Adviser may, directly or indirectly, communicate to any person who is not an employee of the Adviser any non-public information relating to a client including, without limitation, the purchase or sale or considered purchase or sale of a security on behalf of a client, except to the extent necessary to effectuate securities transactions on behalf of the client or to otherwise service the client.  Further limitations may apply with respect to disclosure of a Registered Fund’s holdings, so you should ask the Compliance Officer before doing so.

E. Gifts and Entertainment, Outside Business Activities, Political Activities

In addition to this Code, the Adviser has separate policies with respect to gifts and entertainment (which starts on page 277 of the Compliance Manual), outside business activities (which starts on page 282 of the Compliance Manual) and political contributions (which starts on page 243 of the Compliance Manual).  Employees should review these policies carefully and ensure that they comply at all times.

F. Accounting Controls

If you have any concerns regarding the Adviser’s accounting standards, accounting controls or audit practices, you may report such concerns to the Compliance Officer. Any complaints will be handled in a manner that protects the confidentiality and anonymity of the person submitting the complaint when so requested by that person. It is the Adviser’s policy that no employee will be retaliated against for submitting a complaint or otherwise expressing such concerns.

G. Reporting Violations

Adherence to this Code and the Adviser’s Insider Trading Policy requires constant attention.  If you become aware of any situation that may possibly result in a violation of this Code or an insider trading violation, you should immediately report the situation to the Compliance Officer or appropriate regulatory authority.

Nothing in this Code, any policy of the Adviser or any agreement between you and the Adviser, prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission (the “SEC”), the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Adviser to make any such reports or disclosures and you are not required to notify the Adviser that you have made such reports or disclosures.

There are several ways to submit information regarding a potential violation of the federal securities laws to the SEC, including:

-Electronically on the SEC’s website at: https://denebleo.sec.gov/TCRExternal/disclaimer.xhtml

-By mailing information to the SEC at the following address: 100 F Street NE, Washington, D.C. 20549-5631.

-By faxing information to the SEC using the following fax number: 202-772-9235.

Additional information regarding submitting information to the SEC can be found on the SEC’s website at the following address: http://www.sec.gov/complaint/tipscomplaint.shtml

PART II

A. Reporting Requirements

Explanatory Note:  One of the most complicated parts of complying with this Code is understanding what holdings, transactions and accounts you must report and what accounts are subject to trading restrictions.  For example, accounts of certain members of your family and household are covered, as are certain categories of trust accounts, certain investment pools in which you might participate, and certain accounts that others may be managing for you.  To be sure you understand what holdings, transactions and accounts are covered, it is essential that you carefully review the definitions of Advisory Person, Covered Security, Family/Household and Beneficial Ownership in Appendix A.

Also:  You must file the reports described below, even if you have no holdings, transactions or accounts to list in the reports.

All reports and documentation listed below as being required to be submitted with the Compliance Officer must, if you are the Compliance Officer, be submitted instead to the Alternate Compliance Officer.

1. Initial Acknowledgement and Certification. No later than 10 days after you become an employee of the Adviser you must file with the Compliance Officer an Acknowledgement and Certification on Form A acknowledging and certifying, among other things, that you have received, read and understand the Code of Ethics and that you will comply with the Code of Ethics.

2. Initial Holdings Reports.  No later than 10 days after you become an employee or Advisory Person of the Adviser, you must file with the Compliance Officer an Initial Holdings Report on Form B.

3 .Annual Acknowledgement and Certification, Brokerage Account and Holdings Disclosure Report.  No later than February 15th of each year, you must file with the Compliance Officer an Annual Acknowledgement and Certification, Brokerage Account and Holdings Disclosure Report on Form C.

4. Duplicate Confirmation Statements.  If you or any member of your Family/Household has a securities account in which you (or members of your Family/Household) hold Covered Securities with any custodian, broker, dealer or bank, you must direct that custodian, broker, dealer or bank to send, directly to the Compliance Officer, contemporaneous duplicate copies of all transaction confirmation statements and all periodic (e.g. quarterly) account statements relating to that account.  The transactions reported on the confirmation and account statements will be reviewed periodically and compared against your preclearance forms (discussed below in Section II.B.5).  These statements permit the Adviser to ensure the effectiveness of its compliance efforts.  You must notify the Compliance Officer promptly if you open any new securities account or move an existing securities account to a different custodian, broker, dealer or bank.

5. Quarterly Transaction Reports.  In the event your duplicate confirmation statements are provided less frequently than quarterly or later than 30 days after the end of the calendar quarter, you must file with the Compliance Officer a Quarterly Transaction Report on Form D not later than 30 days after the end of each calendar quarter.

You need not file a Quarterly Transaction Report with respect to any calendar quarter if the reported information would duplicate information contained in a confirmation or account statement submitted in accordance with Section 3 “Duplicate Confirmation Statements” above, provided such information is furnished within 30 calendar days after the end of the calendar quarter.

            In addition, on a quarterly basis, you must disclose any new brokerage accounts opened during the quarter, including the following: the name of the broker, dealer, or bank with whom you established the account; the date the account was established; and the date that you submitted the report.

B. Transaction Restrictions

1. General Prohibition on Personal Trading.  You and members of your Family/Household are generally prohibited from engaging in any transaction in any Covered Security for any account in which you or a member of your Family/Household has any Beneficial Ownership, except as set forth below.

2. Sale of Pre-Existing Positions.  You or any member of your Family/Household may sell a security in which you or a member of your Family/Household holds a pre-existing position provided that you obtain written preclearance for such transaction from the Compliance Officer as described below.

3. Permitted Transactions in Certain Covered Securities.  You or any member of your Family/Household may buy or sell one of the following securities provided that you obtain written preclearance for such transaction from the Compliance Officer as described below.

-investments in pooled investment vehicles (e.g., venture funds, hedge funds, private equity funds) organized as limited partnerships or limited liability companies;

-registered investment companies advised or subadvised by the Adviser

            Note:  investments made in or as part of an “investment club” are not permitted by this section or under this Code generally.

4. Other Permitted Long Transactions.  The following categories of long transactions are permitted without preclearance; provided, however, that you must obtain written preclearance prior to effecting short transactions with respect to the following:

-Transactions in securities that are not Covered Securities.

-Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

-Transactions in Covered Securities pursuant to an automatic investment plan, provided that such plan was approved by the Adviser.

-Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities held by you (or Family/Household member) and received by you (or Family/Household member) from the issuer.

5. Acquisition by Gift.  You or any member of your Family/Household may acquire securities by gift provided that you obtain written preclearance for such transaction from the Compliance Officer as described below.

  6. Preclearance.  Preclearance may be requested on Form E.  Once obtained, preclearance is valid only for the day on which it is granted.  Accordingly, you may not place any “good until cancelled,” “limit” or “stop” order that does not expire on the day on which preclearance is granted.  The Compliance Officer may revoke a preclearance any time after it is granted and before you execute the transaction.  The Compliance Officer may deny or revoke preclearance for any reason.

7. Initial Public Offerings and Private Placements.  Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any security sold in an initial public offering.  In addition, neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any Covered Security in a private placement except with the specific, advance written approval of the Compliance Officer, which the Compliance Officer may deny for any reason.     If you have been authorized to acquire securities in a private placement, you must disclose that investment if you are to be involved in any subsequent consideration of an investment in that issuer by any client.  Any such decision to invest on behalf of a client must be independently reviewed by investment personnel with no personal interest in such issuer.

8. Security Held or To Be Acquired by Registered Fund.  The Company Act imposes additional conditions on employees in light of the Adviser’s role as sub-adviser to one or more Registered Funds, including that employees shall not, in connection with the purchase or sale, directly or indirectly, in respect of any “security held or to be acquired” by a Registered Fund: (1) employ any device, scheme or artifice to defraud the client; (2) make any untrue statement of a material fact to the client or omit to state a material fact necessary in order to make the statements made to the client, in light of the circumstances under which they are made, not misleading; (3) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the client; or (4) engage in any manipulative practice with respect to the client. For purposes of the above prohibitions, a “security held or to be acquired” by a Registered Fund means (i) any Covered Security (or any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security) that, within the most recent 15 days, is or has been held by the Registered Fund or is being or has been considered by the Registered Fund or the Adviser for purchase by the Registered Fund.

Accordingly, it is not anticipated that the Compliance Officer will grant preclearance for you or any member of your Family/Household to acquire any Beneficial Ownership in any Covered Security that, to the best knowledge of the Adviser, within the most recent 7 days, is or has been held by a Registered Fund or is being or has been considered by a Registered Fund or the Adviser for purchase by the Registered Fund.  If a trade occurs and it is determined that it was during this 7 day period, the trade must be unwound.  If unwinding the trade is impossible, then all profits from the trade must be disgorged to a charitable organization.

9. Prohibition on Short-Term Trading.  In addition to the restrictions on transactions in certain Covered Securities, neither you nor any member of your Family/Household may engage in any Short-Term Trading in any security, even if the security is not a Covered Security except for transactions in cash equivalents, including money market mutual funds, instruments held in bank or brokerage money market accounts and short-term fixed income instruments.

10. Transactions With or Involving Clients.   Neither you nor any member of your Family/Household may directly or indirectly sell to or purchase from a client of the Adviser any security or other property (other than investments in the interests or shares of the Adviser’s private investment funds).  In addition, you and members of your Family/Household must refrain from knowingly engaging in any transaction (1) to which a client is a party or (2) that affects the interests of a client.

PART III

A. Confidentiality

All information obtained from any employee of the Adviser under this Code normally will be kept in strict confidence by the Adviser, except that reports of transactions and other information obtained under this Code may be made available to the Securities and Exchange Commission or any other regulatory or self‑regulatory organization or other civil or criminal authority to the extent required by law or regulation or to the extent considered appropriate by senior management of the Adviser in light of all the circumstances.   In addition, in the event of violations or apparent violations of the Code, this information may be disclosed to affected clients of the Adviser.

B. Disclaimer of Beneficial Ownership

Any report you submit in accordance with this Code may contain a statement that the report will not be construed as an admission by you that you (or any member of your Family/Household) have any direct or indirect Beneficial Ownership in any Covered Security to which the report relates.  The existence of any report will not by itself be construed as an admission that any event included in the report is a violation of this Code.

C. Notice of Code and Approval of Amendments

The Compliance Officer shall provide all employees with a copy of this Code (and all amendments).  The Compliance Officer shall ensure that any material amendment of the Code is approved by the board of each Registered Fund no later than six months after adoption.

D. Review of Reports

The Compliance Officer will review the information to be compiled under this Code in accordance with such review procedures as the Compliance Officer may from time to time determine to be appropriate in light of the purposes of this Code.  The Alternate Compliance Officer will perform such review with respect to information provided by the Compliance Officer.

E. Waivers

The Compliance Officer may grant a written waiver from any of the substantive provisions of this Code if the Compliance Officer determines that the waiver (1) is justified to avoid undue hardship to the affected employee, (2) would not lead to any of the abuses or potential abuses that this Code is designed to prevent, and (3) would not violate any Federal Securities Laws.  Employees of the Adviser should not expect waivers to be routinely granted and are discouraged from seeking waivers except in unusual circumstances.

F. Sanctions

Any violation of this Code will result in the imposition of such sanctions as the Adviser may deem appropriate under the circumstances.  Sanctions include, but are not limited to, a warning, disgorgement of profits obtained in connection with a violation, the imposition of penalties, fines, cut in compensation, suspension, demotion, termination of employment or referral to civil or criminal authorities.

G. Review and Certification of Code

The Chief Compliance Officer will review the Code at least annually to determine the adequacy and effectiveness of its implementation. The review will address issues that arose during the previous year under the Code, including, but not limited to, information about material Code violations and sanctions imposed in response to those material violations.

In respect of any Registered Fund, the Chief Compliance Officer will furnish at least annually a written report to the Registered Fund‘s board of directors (i) describing any issues arising under the Code since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations and (ii) certifying that the Adviser has adopted procedures reasonably necessary to prevent employees from violating the Code.

H. Recordkeeping Requirements

The Adviser will maintain and preserve in an easily accessible location:

1. A copy of this Code (and any prior code of ethics that was in effect at any time during the past seven years) for a period of seven years;

2. A record of any violation of this Code (and any prior code of ethics that was in effect at any time during the past seven years) and of any action taken as a result of this violation for a period of seven years;

3. A copy of each report (or computer printout), including initial employee certifications, initial and annual holdings reports, brokerage statements, and quarterly transaction reports, submitted under this Code for a period of seven years;

4. A list of all persons who are (or within the past seven years were) required to make or required to review reports pursuant to this (or any prior) Code;

5. A copy of each report and certification required by Section III.G of this Code for a period of seven years; and

6. A written record of any decision, and the reasons supporting any decision, to approve the purchase by any employee of any security in an initial public offering or in a private placement.  Each record must be maintained for a period of seven years.

Appendix A

Definitions

            The terms defined in this Appendix A have special meanings in this Code. The special meanings of these terms as used in this Code are explained below.  Some of these terms (such as Beneficial Ownership) are sometimes used in other contexts, not related to codes of ethics, where they have different meanings.  For example, Beneficial Ownership has a different meaning in this Code than it does in the SEC’s rules for proxy statement disclosure of corporate directors’ and officers’ stockholdings, or in determining whether an investor has to file Forms 13D or 13G with the SEC.

IMPORTANT:  If you have any doubt or question about whether an investment, account or person is covered by any of these definitions, ask the Compliance Officer.  Do not just guess at the answer.

Advisory Person mean an individual who (i) obtains information regarding investment recommendations in Covered Securities made to a Registered Fund and (ii) either is a natural person in a control relationship with the Adviser, or is a director, officer, general partner or employee of the Adviser or a company in a control relationship to the Adviser who obtains such information in connection with his or her regular duties.

Alternate Compliance Officer has the meaning set forth below under “Compliance Officer.”

Beneficial Ownership means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities.  Beneficial Ownership is a very broad concept.  Some examples of forms of Beneficial Ownership include:

-Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts.

-Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account).

-Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a “blind trust” or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account.  (Just putting securities into a discretionary account is not enough to remove them from a person’s Beneficial Ownership.  This is because, unless the arrangement is a “blind trust,” the owner of the account can still communicate with the manager about the account and potentially influence the manager’s investment decisions.)

-Securities in a person’s individual retirement account.

-Securities in a person’s account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

-Securities owned by a trust of which the person is either a trustee or a beneficiary.

-Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).

This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of this Code.  You should ask the Compliance Officer if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Ownership in any particular situation.

Any report submitted by an employee in accordance with this Code may contain a statement that the report will not be construed as an admission by you that you (or a member of your Family/Household) have any Beneficial Ownership in any security to which the report relates.  The existence of any report will not by itself be construed as an admission that any event reported thereon constitutes a violation of this Code.

Compliance Officer means the person designated by the Adviser to perform the functions of Compliance Officer or another person that the Adviser designates to perform the functions of Compliance Officer when he is not available.  The Adviser has designated the Senior Compliance Officer as the Compliance Officer for purposes of this Code. The Adviser has designated the Chief Compliance Officer as the Alternate Compliance Officer, who shall serve as the Compliance Officer in the absence of the Compliance Officer.  The Chief Compliance Officer shall review the Compliance Officer’s transactions and reports under this Code.  The Chief Financial Officer shall review the Chief Compliance Officer’s transactions and reports under this Code.

Covered Security means anything that is considered a “security” under the Investment Advisers Act of 1940.4 This is a very broad definition of security that includes:

Things you would ordinarily think of as “securities,” such as:

-common stocks and preferred stocks;

-bonds; and

-exchange-traded options.

Things that you might not ordinarily think of as “securities,” such as:

-options on securities, on indexes and on currencies;

-warrants, futures and commodities;

-investments in all kinds of limited partnerships and limited liability companies;

-investments in foreign unit trusts and foreign mutual funds;

-investments in private investment funds, hedge funds and investment clubs; and

-for purposes of this Code, currencies.

EXCEPT that Covered Security for purposes of this Code does not include:

-shares of U.S. registered open-end investment companies (mutual funds) other than mutual funds that are advised or subadvised by the Adviser.

-broad market exchange traded funds.  A “broad market exchange traded fund” for these purposes means an exchange traded fund that:

a. is organized as an open-end investment company or unit investment trust, but not as a closed-end fund;
b. has at least 25 constituent holdings; and
c. has no single constituent with a weighting of greater than 10%.

-direct obligations of the U.S. Government

-bankers’ acceptances, bank certificates of deposit

-commercial paper-high quality short-term debt obligations5

-repurchase agreements

            If you have any question or doubt about whether an investment is considered a security or a Covered Security under this Code, ask the Compliance Officer.

Members of your Family/Household include:

-Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).

-Your children under the age of 18.

-Your children who are 18 or older, only if they live in the same household as you or you contribute materially to their support.

-Any of these people who live in your household:  your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

Explanatory Note: There are a number of reasons why this Code covers transactions in which members of your Family/Household have Beneficial Ownership.  First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise need to contribute to that person’s support.  Second, members of your household could, in some circumstances, learn of information regarding the Adviser’s trading or recommendations for client accounts, and must not be allowed to benefit from that information.

Federal Securities Laws mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Advisers Act of 1940, the Investment Company Act of 1940, Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment advisers and any rules adopted thereunder by the SEC or the Department of Treasury.

Short-Term Trading means a purchase and sale transaction (or a short sale and cover transaction) in the same security, within a period of three months.  The amount of any such purchase and sale transaction (or a short sale and cover transaction) need not fully offset.

Registered Fundmeans a fund advised or subadvised by the Adviser that is registered as an investment company under the Investment Company Act of 1940.

1In most cases this requirement is satisfied by providing duplicate account statements.
2This Code may apply to certain non-employees of the Adviser, including temporary employees, independent contractors, persons providing advice on behalf of the Adviser and directors of funds not registered under the Investment Company Act of 1940 (“1940 Act”). Unless otherwise required by the context, the term “employee” or “employee of the Adviser” is used in this Code to refer to all of the above individuals. Part II of the Code applies to Advisory Persons in addition to employees of the Adviser.  When an Advisory Person is not already covered by the Code as an employee of the Adviser, the Adviser is responsible for promptly notifying and providing a copy of the Code to the individual when he or she becomes an Advisory Person.
3The Code of Ethics related forms may be found on the “S” drive in the “Sirios Policies and Procedures” folder.  They may also be obtained from the Compliance Officer.
4Under the Investment Advisers Act of 1940, “security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate of subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.
5A “high quality short-term debt obligation” is any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.